Exhibit 10.1

Dear FFIE Stockholder,

Thank you for your continued trust and support.  At Faraday Future Intelligent Electric Inc. (“Company” or “FFIE”), our current key focus is on the upcoming delivery of our Ultimate Intelligent TechLuxury product, the FF 91 Futurist.  With the most recent financing commitment of $135 million, we are fulfilling our pledge in our December 15, 2022 Global Business Update and are confident in our start of production (“SOP”) by March 30, 2023 assuming timely receipt of financing from our investors. The Company also expects to begin deliveries of the FF 91 Futurist vehicles by the end of April 2023, assuming timely receipt of financing from our investors and timely supply of parts from our vendors. We believe that this $135 million commitment, along with $370 million in committed funding from other investors, including our Standby Equity Purchase Agreement with Yorkville Advisors which are all subject to certain conditions, as well as up to $160 million in additional optional financings from existing investors provide the Company with sufficient capital to ramp production well beyond Q2 2023.

To further strengthen our balance sheet and fund our production ramp, we are currently finalizing an additional $50 million raise. We have already received non-binding indications of interest from investors for nearly the full amount. Many of you have previously indicated an interest to invest. In response to these requests, we would like to invite accredited investors1 this opportunity to invest alongside our other investors at this exciting turning point, as the company marches towards FF 91 SOP.

We expect once we start production and delivery of the FF 91 Futurist vehicles, our cost of capital will drop considerably as we continue to hit milestones and generate revenue.

If you are a current FFIE stockholder, an accredited investor and this is something you are interested in exploring, please email us at: IR@ff.com so that we can enter into a temporary confidentiality agreement to present additional information regarding this offering. We ask you to give us an indication of your interested investment amount by no later than March 15, 2023.

FFIE is immensely grateful to its stockholders for their unwavering trust and appreciate their continued support. In the past few months, we have taken steps to strengthen our board and management, and we are dedicated to ensuring the best interests of our stakeholders. These efforts demonstrate our commitment to our promises as the Company establishes a strong foundation to achieve the ultimate goal of generating value for its stakeholders.

FF is the pioneer of the Ultimate Intelligent TechLuxury ultra spire market in the intelligent EV era, and a disruptor of the traditional ultra-luxury car civilization.

FF is not just an EV company, but also a software-driven company of intelligent internet AI product. Ultimately, FF aims to become a User Company by offering a shared intelligent electric mobility ecosystem.

[1]	https://www.law.cornell.edu/cfr/text/17/230.501.

We envision the growth of FF in three phases:

Our Phase 1 goal is to deliver the FF 91 Futurist Alliance, FF 91 Futurist and FF 91 to our global ultra spire users with high quality and high product power, thereby disrupting traditional ultra-luxury brands, and ultimately becoming the top leader in the global spire user market. We are in the process of developing our 5-year business plan. The Company’s goal is to create a profitable business with operating cashflow breakeven in 2025.

As we introduce more upcoming vehicle models, the user ecosystem will begin to take shape and we expect that our hardware revenues will grow, and the eco revenues, which include internet apps, software, and sharing, will also grow as well. Our Phase 2 goal is to establish ourselves as a major player in the high-value user market.

During Phase 3, FF intends to sustain the growth of its hardware revenues and eco revenues, which we believe will constitute an increasingly substantial portion of the overall profit.

Competing with Ferrari, Maybach, Rolls Royce, and Bentley as the only next-gen Ultimate Intelligent TechLuxury EV product, the FF 91 Futurist offers a unique and intelligent EV experience with extreme technology and an ultimate user experience. The FF 91 Futurist is undergoing a series of final vehicle validation and testing before production and delivery in the coming months. Among them, the FF 91 Futurist is certified at an EPA range of 381 miles, which is the longest EPA range among electric crossovers and SUVs in the world and nearly 50-70 miles more range than similar competitors. With a 0-60 mph time of just 2.27 seconds, the FF 91 Futurist beats nearly all competitors in the ultra-luxury market segment. Currently, we are making every effort to prepare for FF 91 Futurist production based on a detailed production plan at our FF ieFactory California. At the same time, we will continue to promote the efficient implementation of FFIE’s US-China dual-home market and dual-DNA strategy to ensure our success in both of these two major global markets.

Once again, thank you for your trust, support, and faith in us. Stay tuned for further updates from us and we look forward to continuing our partnership with you for many years to come.

Sincerely,

/s/ Xuefeng (“XF”) Chen	/s/ YT Jia
Xuefeng (“XF”) Chen Global Chief Executive Officer	YT Jia Founder and Chief Product and User Ecosystem Officer

NO OFFER OR SOLICITATION

This communication shall neither constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

FORWARD LOOKING STATEMENTS

This communication includes “forward looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements, which include, among other things, statements regarding potential securities offerings, the anticipated start of production (SOP) and delivery timing for our FF 91 Futurist vehicle, additional funding and timing for receipt thereof and FF stockholder approval of certain financings previously announced by the Company, are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include whether the Company can enter into binding definitive documentation with investors related to potential securities offerings; whether the Amended Shareholder Agreement between the Company and FF Top, dated as of January 13, 2023, complies with the listing requirements of The Nasdaq Stock Market LLC, the market performance of the shares of the Company’s common stock; the Company’s ability to regain compliance with, and thereafter continue to comply with, the Nasdaq listing requirements; the Company’s ability to satisfy the conditions precedent and close on the various financings previously disclosed by the Company and any future financings, the failure of any of which could result in the Company seeking protection under the Bankruptcy Code; the Company’s ability to amend its certificate of incorporation to permit sufficient authorized shares to be issued in connection with the Company’s existing and contemplated financings; whether the Company and the City of Huanggang could agree on definitive documents to effectuate the non-binding Cooperation Framework Agreement; the Company’s ability to remain in compliance with its public filing requirements under the Securities Exchange Act of 1934, as amended; the outcome of the SEC investigation relating to the matters that were the subject of the Special Committee investigation and other litigation involving the Company; the Company’s ability to execute on its plans to develop and market its vehicles and the timing of these development programs; the Company’s estimates of the size of the markets for its vehicles and cost to bring those vehicles to market; the rate and degree of market acceptance of the Company’s vehicles; the success of other competing manufacturers; the performance and security of the Company’s vehicles; potential litigation involving the Company; the result of future financing efforts and general economic and market conditions impacting demand for the Company’s products; recent cost, headcount and salary reduction actions may not be sufficient or may not achieve their expected results; and the ability of the Company to attract and retain directors and employees. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the Company’s registration statement on Form S-1 filed on February 13, 2023, and other documents filed by the Company from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

3